SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 26, 2001

Borland Software Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-16096	94-2895440

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Enterprise Way, Scotts Valley, California 95066-3249

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (831) 431-1000

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events.

            On October 26, 2001, the Board of Directors of Borland Software Corporation, a Delaware corporation (“Borland”), approved and adopted a successor stockholder rights plan under which all Borland stockholders on the record date for the rights distribution will receive rights to purchase shares of Borland’s Series D Junior Participating Preferred Stock. A copy of the related press release is attached as Exhibit 99 to this Form 8-K.

            The terms of the new rights plan are substantially similar to the terms of Borland’s existing rights plan which is due to expire later this year. The record date for the distribution of the rights will be the close of business on December 20, 2001 or, if earlier, the date on which the existing rights are redeemed. Under the new rights plan, the rights will be distributed as a non-taxable dividend and will expire ten years from the record date. In general, the rights will be exercisable only if a person or group acquires 15% or more of Borland’s common stock. If a person or group acquires 15% or more of Borland’s common stock while the rights plan remains in place, all rights holders, except the buyer, will be entitled to acquire Borland common stock having a value equal to two times the exercise price of the rights, which has been set at $80.

            The rights will trade with Borland’s common stock, unless and until they are separated upon the occurrence of certain future events. Borland’s board of directors may terminate the rights plan at any time or redeem the rights until ten days after the time a person or group acquires more than 15% of Borland’s common stock. A copy of the rights plan is filed as Exhibit 4 to this Form 8-K.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

4

Rights Agreement by and between Borland Software Corporation and Mellon Investor Services LLC, as Rights Agent, dated as of October 26, 2001, (previously filed with the Commission on October 31, 2001 as Exhibit 1 to Borland’s Registration Statement on Form 8-A and incorporated herein by reference).

99	Press Release issued October 26, 2001.*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORLAND SOFTWARE CORPORATION

Date: October 31, 2001	By: /s/ KEITH E. GOTTFRIED

Name: Keith E. Gottfried
Title: Senior Vice President–Law & Corporate Affairs,
General Counsel and Corporate Secretary